NEWS RELEASE
October 23, 2008

FOR IMMEDIATE RELEASE	Contact:	Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

     GLACIER BANCORP, INC.
EARNINGS FOR QUARTER ENDED SEPTEMBER 30, 2008

HIGHLIGHTS:
• Net earnings for the quarter of $12.785 million and net earnings year to date of $48.643 million.
• Diluted earnings per share of $.24 for the quarter and $.90 year to date.
• Other than temporary impairment charge (after-tax) of $4.6 million ($.09 per share) for Freddie Mac and Fannie Mae securities.
• Loans increased $102 million for the quarter (11 percent annualized) with loan growth of $311 million (11 percent annualized) for the first nine months.
• Tangible stockholders’ equity increased $47 million, up 13 percent from last year’s third quarter.
• Net interest income increased $6.6 million, up 14 percent from last year’s third quarter.
• Net interest margin (tax equivalent) of 4.65 percent, up 15 basis points from last year’s third quarter.
• Efficiency ratio of 53 percent for the quarter, excluding nonrecurring items.
• Acquisition of Bank of the San Juans in Durango, Colorado expected to close December 1, 2008.
• Cash dividend of $.13 per share declared for the quarter.

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq GS: GBCI) reported net earnings of $12.785 million for the third quarter, a decrease of $4.854 million, or 28 percent, from the $17.639 million for the third quarter of 2007. Diluted earnings per share of $.24 for the quarter decreased 27 percent from the diluted earnings per share of $.33 for the same quarter of 2007. Included in net earnings for the third quarter of 2008 is a nonrecurring charge (after-tax) of $4.602 million for other than temporary impairment with respect to investments in Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock and Federal National Mortgage Association (“Fannie Mae”) common stock. Also included in the net earnings for the third quarter is a nonrecurring gain (after-tax) of $1.0 million ($.02 per share) from the sale and relocation of Mountain West Bank’s office facility in Ketchum, Idaho. “Our performance in the third quarter was much stronger than the net earnings number would indicate,” said Mick Blodnick, President and Chief Executive Officer. “Considering we wrote down our entire investment in Freddie Mac and Fannie Mae and increased our loan loss provision by $7.4 million (pre-tax) over last year’s third quarter validates the Company’s ability to do well even in the most difficult of operating environments.” Annualized return on average assets and return on average equity for the third quarter were 1.01 percent and 9.15 percent, respectively, which compares with prior year returns for the third quarter of 1.50 percent and 13.76 percent, respectively.

Net earnings of $48.643 million for the first nine months of 2008 is a decrease of $1.814 million, or 4 percent, of the same period last year. Diluted earnings per share of $0.90 versus $0.94 for the same period last year is a decrease of 4 percent. Included in earnings for the first nine months of 2007 is a nonrecurring $1.0 million gain ($1.6 million pre-tax) from the sale of Western Security Bank’s Lewistown, Montana branch, which was partially offset by approximately $500 thousand of nonrecurring expenses from the merger of three of the acquired Citizens Development Company’s (“CDC”) five subsidiaries into Glacier Bancorp, Inc. subsidiaries. Included in earnings for the first nine months of 2008 are a nonrecurring gain of $150 thousand ($248 thousand pre-tax) from the first quarter sale of Principal Financial Group and mandatory redemption of a portion of Visa, Inc. shares, the above referenced nonrecurring gain of $1.0 million ($1.7 million pre-tax) from the sale of the Ketchum office facility, and the above-referenced nonrecurring charge of $4.6 million ($7.6 million pre-tax) related to the Company’s investments in Freddie Mac and Fannie Mae stock.

As reflected in the table below, total assets at September 30, 2008 were $5.173 billion, which is $356 million, or 7 percent, greater than total assets of $4.817 billion at December 31, 2007, and $473 million, or 10 percent, greater than the September 30, 2007 total assets of $4.700 billion.

At September 30, 2008, total loans were $3.923 billion, an increase of $102 million, or 2.7 percent (11 percent annualized) over total loans of $3.821 billion at June 30, 2008, and an increase of $311 million, or 8.6 percent (11 percent annualized) over total loans of $3.612 billion at December 31, 2007. Over the first nine months of 2008, commercial loans increased the most with an increase of $205 million, or 9 percent, followed by consumer loans, which are primarily comprised of home equity loans, increasing by $62 million, or 10 percent, and real estate loans increased $44 million, or 6 percent from the fourth quarter of 2007. Since September 30, 2007, total loans have increased $436 million, or 12 percent, of which commercial loans increased $423 million, or 21 percent, consumer loans grew by $75 million, or 12 percent, while real estate loans decreased $62 million, or 7 percent.

Investment securities, including interest bearing deposits in other financial institutions and federal funds sold, have increased $85 million, or 11 percent, from December 31, 2007 and have increased $64 million, or 8 percent, from September 30, 2007. Investment securities represented 17 percent of total assets at September 30, 2008, compared to 16 percent of total assets at December 31, 2007, and 17 percent at September 30, 2007.

As of September 30, 2008, non-interest bearing deposits decreased $24 million, or 3 percent, since June 30, 2008, decreased $33 million, or 4 percent, since December 31, 2007, and decreased $65 million, or 8 percent, since September 30, 2007. Interest bearing deposits decreased $114 million, or 5 percent, from December 31, 2007. The decrease of $265 million, or 10 percent, in interest bearing deposits since September 30, 2007 includes a $201 million decrease in higher cost brokered CD’s in favor of lower cost alternative funding. Federal Home Loan Bank (“FHLB”) advances at September 30, 2008 increased $475 million, or 189 percent, from September 30, 2007 and increased $188 million, or 35 percent, from December 31, 2007. Repurchase agreements and other borrowed funds were $690 million at September 30, 2008, an increase of $294 million, or 74 percent, from September 30, 2007, and an increase of $288 million, or 72 percent, from December 31, 2007. Included in this latter category are U.S. Treasury Tax and Loan funds of $357 million at September 30, 2008, an increase of $134 million from December 31, 2007, and an increase of $145 million from September 30, 2007.

Total stockholders’ equity and book value per share amounts have increased $44 million and $.68 per share, respectively, from September 30, 2007, the result of earnings retention and exercised stock options. Tangible stockholders equity has increased $47 million, or 13 percent since September 30, 2007, with tangible stockholders’ equity at 8.11 percent of total tangible assets at September 30, 2008, up from 7.93 percent at September 30, 2007. Accumulated other comprehensive income, representing net unrealized gains or losses on investment securities designated as available for sale, decreased $8 million from September 30, 2007. “We believe our decision last year to grow our capital base has been a good one,” Blodnick said “This high level of capital hopefully will give us the flexibility to take advantage of opportunities as they present themselves.”

Operating Results for Three Months Ended September 30, 2008
Compared to June 30, 2008 and September 30, 2007

Net Interest Income
Net interest income for the quarter increased $1 million, or 2 percent, from the prior quarter, and increased $7 million, or 14 percent, over the same period in 2007. While total interest income has decreased by $3 million, or 3 percent, from the same period last year, total interest expense has decreased by $9 million, or 30 percent, from the same period last year. The decrease in total interest expense is primarily attributable to rate decreases in interest bearing deposits and lower cost borrowings. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.65 percent which is 10 basis points lower than the 4.75 percent achieved for the prior quarter and 15 basis points higher than the 4.50 percent result for the third quarter of 2007. “Our cost of funds, including non-interest bearing deposits, for the quarter was 1.98%, something we feel very positive about,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Non-interest income for the quarter decreased $6 million, or 32 percent, from the prior quarter, and also decreased $5 million, or 29 percent, over the same period in 2007. The Other Income category of non-interest income includes the $1.7 million gain from the sale and relocation of Mountain West Bank’s office facility in Ketchum, Idaho. Excluding this nonrecurring item and also excluding the nonrecurring $7.6 million other than temporary impairment charge on the Freddie Mac and Fannie Mae stock, non-interest income for the quarter increased $248 thousand from the prior quarter and $1.1 million over the same period in 2007. Fee income increased $577 thousand, or 5 percent, during the quarter, compared to the increase of $947 million, or 8 percent, over the same period last year. The fee income increases are attributable to the continued growth in the number of checking accounts and related service charges. Gain on sale of loans decreased $716 thousand, or 17 percent, for the quarter and increased $326 thousand, or 10 percent, over the same period last year.

Non-interest Expense
Non-interest expense increased by $1.3 million, or 4 percent, from the prior quarter and increased by $2.6 million, or 7 percent, from the same quarter of 2007. Compensation and benefit expense increased $221 thousand, or 1 percent, over the prior quarter, and increased $902 thousand, or 4 percent, over the same quarter of 2007. The year-over-year increase is primarily attributable to increased staffing levels, including new branches, as well as increased compensation and employee benefits, including health insurance. The number of full-time-equivalent employees has increased from 1,476 to 1,539 since September 30, 2007.

Occupancy and equipment expense increased $662 thousand, or 14 percent, while other expenses increased $795 thousand, or 11 percent, since September 30, 2007, reflecting the cost of facility upgrades, additional branch locations, and other general and administrative costs. Advertising and promotion expense increased $109 thousand, or 6 percent, from the prior quarter, and increased $266 thousand, or 16 percent, from the same quarter of 2007, such increases attributable to branch promotions and the banks continuing focus on attracting and retaining non-interest bearing and other low cost deposits.

Excluding nonrecurring items, the efficiency ratio (non-interest expense/net interest income plus non-interest income) was 53 percent for the quarter, compared to 55 percent for the 2007 third quarter, a two percentage point improvement. “Such improvement underscores the banks’ success in controlling operating expenses and generating solid interest and non-interest income,” said Copher.

Allowance for Loan and Lease Losses and Non-Performing Assets
At September 30, 2008, the allowance for loan and lease losses was $65.633 million, an increase of $13 million, or 25 percent, from a year ago. The allowance was 1.67 percent of total loans outstanding at September 30, 2008, up from 1.59 percent at the prior quarter end, and up from 1.51 percent at September 30, 2007. The allowance was 93 percent of non-performing assets at September 30, 2008, down from 203 percent for the prior quarter end and down from 449 percent a year ago. The current quarter provision for loan loss expense was $8.7 million, an increase of $7.4 million from the same quarter in 2007. Charged-off loans for the current quarter exceeded recoveries of previously charged-off loans by $3.9 million. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will determine the level of additional provision expense.

Non-performing assets as a percentage of total bank assets at September 30, 2008 were at 1.30 percent, up from .58 percent as of June 30, 2008, and up from .24 percent at September 30, 2007. “We expected non-performing assets to move up in the third quarter to around 1.00 percent of assets. Instead non-performing assets were 1.30 percent of assets as we placed a couple of construction and development credits on non-accrual because of little or no sales activity for the past 90 days,” Blodnick said. “In addition, we wrote down three credits by approximately $2.5 million, increasing our net charge-offs year to date to $5 million. On the plus side, our 30-89 day past due loans continue to decline since the start of 2008. At the same time, we have provisioned $16.3 million so far this year, increasing our allowance for loan losses as a percentage of loans from 1.51 percent to 1.67 percent.”

Operating Results for Nine Months Ended September 30, 2008 Compared to September 30, 2007

Net Interest Income
Net interest income for the current year nine months increased $19 million, or 14 percent, over the same period in 2007. Total interest income increased $635 thousand, while total interest expense decreased $19 million, or 21 percent. The decrease in interest expense is primarily attributable to the rate decreases on interest bearing deposits and lower cost borrowings. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.65 percent, an increase of 15 basis points from the 4.50 percent for the same period in 2007.

Non-interest Income
Total non-interest income decreased $3 million, or 7 percent in 2008. Excluding the current year nonrecurring items, consisting of the $7.6 million charge for other than temporary impairment on the Freddie Mac and Fannie Mae securities, the $1.7 million gain from the sale and relocation of Mountain West Bank’s branch in Ketchum, Idaho, the first quarter $248 thousand combined gain from the sale of Principal Financial Group stock and mandatory redemption of a portion of Visa, Inc. shares, and also excluding the prior year nonrecurring gain from the first quarter sale of Western Security Bank’s Lewistown, Montana branch, non-interest income for the nine months of 2008 increased $7.2 million from the same period in 2007. Fee income for the first nine months of 2008 increased $2 million, or 7 percent, over the first nine months of 2007, driven primarily by an increased number of loan and deposit accounts, as well as additional products and service offerings. Gain on sale of loans for the first nine months of 2008 increased $2 million, or 17 percent, over the first nine months of last year.

Non-interest Expense
Non-interest expense increased by $6 million, or 6 percent, from the same period in 2007. The first nine months of 2007 included approximately $500,000 of non-recurring expenses and costs, including overtime, associated with the January 26, 2007 merger of three of the five CDC subsidiaries into Glacier Bancorp, Inc.’s subsidiaries, and related operating system conversions. Compensation and employee benefit expense increased $3 million, or 5 percent, from the first nine months of 2007. Occupancy and equipment expense increased $2 million, or 12 percent, while other expenses increased $2 million, or 8 percent, since September 30, 2007, reflecting the cost of additional locations and facility upgrades. Advertising and promotion expense increased $617 thousand, or 13 percent, from 2007, due primarily to branch promotions and the banks continuing focus on attracting and retaining non-interest bearing and other low cost deposits. Excluding nonrecurring items, the efficiency ratio (non-interest expense/net interest income plus non-interest income) was 53 percent for the first nine months of 2008, compared to 56 percent for the same period in 2007.

Allowance for Loan and Lease Losses and Non-Performing Assets
The provision for loan loss expense was $16.3 million for the first nine months of 2008, an increase of $12.5 million, or 337 percent, from the same period in 2007. Non-performing assets as a percentage of total bank assets at September 30, 2008 were at 1.30 percent, up from .24 percent at September 30, 2007. Net charged-off loans during the nine months ended September 30, 2008 were $5.037 million, compared to $1.002 million of net charged-off loans during the nine months ended September 30, 2007.

Acquisition Announced
A definitive agreement to acquire Bank of the San Juans (“BSJ”), a community bank based in Durango, Colorado was announced on August 19, 2008. As of September 30, 2008, BSJ had total assets of $146 million, net loans of $131 million and deposits of $131 million. The acquisition, which is subject to regulatory approval and other customary conditions, is expected to close on December 1, 2008. Upon closing, BSJ will become a wholly-owned subsidiary of Glacier Bancorp, Inc.

Cash Dividend
On September 24, 2008, the board of directors declared a cash dividend of $.13 per share, payable October 16, 2008 to shareholders of record on October 7, 2008.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through ten community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’s style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

Visit our website at www.glacierbancorp.com.

Earnings Summary	Three months		Nine months
($ in thousands, except per share data)	ended September 30,		ended September 30,
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	2008	2007	2008	2007

Net earnings	$12,785	$17,639	$48,643	$50,457
Diluted earnings per share	$0.24	$0.33	$0.90	$0.94
Return on average assets (annualized)	1.01%	1.50%	1.32%	1.48%
Return on average equity (annualized)	9.15%	13.76%	11.85%	13.85%

	September 30,	December 31,	September 30,	$ change from	$ change from
	2008	2007	2007	December 31,	September 30,
Assets ($ in thousands)	(unaudited)	(audited)	(unaudited)	2007	2007

Cash on hand and in banks	$94,865	145,697	$128,230	(50,832)	(33,365)
Investments, interest bearing deposits,
FHLB stock, FRB stock, and Fed Funds	867,366	782,236	803,845	85,130	63,521
Loans:
Real estate	769,860	725,854	832,038	44,006	(62,178)
Commercial	2,452,102	2,247,303	2,029,117	204,799	422,985
Consumer and other	700,658	638,378	625,908	62,280	74,750
Total loans	3,922,620	3,611,535	3,487,063	311,085	435,557
Allowance for loan and lease losses	(65,633)	(54,413)	(52,616)	(11,220)	(13,017)
Total loans net of allowance for
loan and lease losses	3,856,987	3,557,122	3,434,447	299,865	422,540
Other assets	353,891	332,275	333,735	21,616	20,156
Total Assets	$5,173,109	4,817,330	4,700,257	355,779	472,852

	September 30,	December 31,	September 30,	$ change from	$ change from
	2008	2007	2007	December 31,	September 30,
Liabilities ($ in thousands)	(unaudited)	(audited)	(unaudited)	2007	2007

Non-interest bearing deposits	$754,623	$788,087	$819,711	(33,464)	(65,088)
Interest bearing deposits	2,282,147	2,396,391	2,547,409	(114,244)	(265,262)
Advances from Federal Home Loan Bank	727,243	538,949	251,908	188,294	475,335
Securities sold under agreements to
repurchase and other borrowed funds	689,533	401,621	395,436	287,912	294,097
Other liabilities	42,013	45,147	51,962	(3,134)	(9,949)
Subordinated debentures	118,559	118,559	118,559	-	-
Total liabilities	$4,614,118	$4,288,754	4,184,985	325,364	429,133

	September 30,	December 31,	September 30,	$ change from	$ change from
Stockholders' equity	2008	2007	2007	December 31,	September 30,
($ in thousands except per share data)	(unaudited)	(audited)	(unaudited)	2007	2007

Common equity	$564,612	$525,459	$ $ 513,033	39,153	51,579
Accumulated other comprehensive (loss) income	(5,621)	3,117	2,239	(8,738)	(7,860)
Total stockholders' equity	558,991	528,576	515,272	30,415	43,719
Core deposit intangible, net, and goodwill	(151,954)	(154,264)	(155,036)	2,310	3,082
Tangible stockholders' equity	$407,037	374,312	$360,236	32,725	46,801

Stockholders' equity to total assets	10.81%	10.97%	10.96%
Tangible stockholders' equity to total tangible assets	8.11%	8.03%	7.93%
Book value per common share	$10.29	$9.85	$9.61	0.44	0.68
Tangible book value per common share	$7.49	$6.98	$6.72	0.51	0.77
Market price per share at end of period	$24.77	$18.74	$22.52	6.03	2.25

Revenue summary
($ in thousands)	Three months ended
	September 30,	June 30,	September 30,
	2008	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Net interest income
Interest income	$75,689	$74,573	$78,430
Interest expense	22,113	22,273	31,447
Net interest income	53,576	52,300	46,983

Non-interest income
Service charges, loan fees, and other fees	12,800	12,223	11,853
Gain on sale of loans	3,529	4,245	3,203
Loss on investments	(7,593)	-	-
Other income	3,018	913	1,422
Total non-interest income	11,754	17,381	16,478
	$65,330	$69,681	$63,461

Tax equivalent net interest margin	4.65%	4.75%	4.50%

($ in thousands)	$ change from	$ change from	% change from	% change from
	June 30,	September 30,	June 30,	September 30,
	2008	2007	2008	2007
Net interest income
Interest income	$1,116	$(2,741)	1%	-3%
Interest expense	$(160)	$(9,334)	-1%	-30%
Net interest income	1,276	6,593	2%	14%

Non-interest income
Service charges, loan fees, and other fees	577	947	5%	8%
Gain on sale of loans	(716)	326	-17%	10%
Loss on investments	(7,593)	(7,593)	n/m	n/m
Other income	2,105	1,596	231%	112%
Total non-interest income	(5,627)	(4,724)	-32%	-29%
	$(4,351)	$1,869	-6%	3%
n/m - not measurable

Revenue summary
($ in thousands)	Nine months ended
	September 30,	September 30,	$ change from	% change from
	2008	2007	September 30,	September 30,
	(unaudited)	(unaudited)	2007	2007
Net interest income
Interest income	$226,278	$225,643	$635	0.28%
Interest expense	71,773	90,373	$(18,600)	-21%
Net interest income	154,505	135,270	19,235	14%

Non-interest income
Service charges, loan fees, and other fees	35,984	33,696	2,288	7%
Gain on sale of loans	11,654	9,953	1,701	17%
Loss on sale of investments	(7,345)	(8)	(7,337)	91713%
Other income	5,104	4,940	164	3%
Total non-interest income	45,397	48,581	(3,184)	-7%
	$199,902	$183,851	$16,051	9%

Tax equivalent net interest margin	4.65%	4.50%

Non-interest expense summary	Three months ended
($ in thousands)	September 30,	June 30,	September 30,
	2008	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Compensation and employee benefits	$21,188	$20,967	$20,286
Occupancy and equipment expense	5,502	5,116	4,840
Advertising and promotion expense	1,942	1,833	1,676
Outsourced data processing	556	647	553
Core deposit intangibles amortization	764	767	827
Other expenses	7,809	7,113	7,014
Total non-interest expense	$37,761	$36,443	$35,196

($ in thousands)	$ change from	$ change from	% change from	% change from
	June 30,	September 30,	June 30,	September 30,
	2008	2007	2008	2007

Compensation and employee benefits	$221	$902	1%	4%
Occupancy and equipment expense	386	662	8%	14%
Advertising and promotion expense	109	266	6%	16%
Outsourced data processing	(91)	3	-14%	1%
Core deposit intangibles amortization	(3)	(63)	0%	-8%
Other expenses	696	795	10%	11%
Total non-interest expense	$1,318	$2,565	4%	7%

Non-interest expense summary	Nine months ended
($ in thousands)	September 30,	September 30,	$ change from	% change from
	2008	2007	September 30,	September 30,
	(unaudited)	(unaudited)	2007	2007

Compensation and employee benefits	$63,252	$60,386	$2,866	5%
Occupancy and equipment expense	15,751	14,110	1,641	12%
Advertising and promotion expense	5,314	4,697	617	13%
Outsourced data processing	1,870	2,045	(175)	-9%
Core deposit intangibles amortization	2,310	2,416	(106)	-4%
Other expenses	21,320	19,799	1,521	8%
Total non-interest expense	$109,817	$103,453	$6,364	6%

	September 30,	June 30,	December 31,	September 30,
Credit quality information	2008	2008	2007	2007
($ in thousands)	(unaudited)	(unaudited)	(audited)	(unaudited)

Allowance for loan and lease losses	$65,633	$60,807	$54,413	$52,616

Real estate and other assets owned	$9,506	$6,523	$2,043	$1,750
Accruing Loans 90 days or more overdue	4,924	3,700	2,685	2,467
Non-accrual loans	56,322	19,674	8,560	7,505
Total non-performing assets	$70,752	$29,897	$13,288	$11,722

Allowance for loan and lease losses as a
percentage of non performing assets	93%	203%	409%	449%

Non-performing assets as a percentage of total bank assets	1.30%	0.58%	0.27%	0.24%

Allowance for loan and lease losses as a
percentage of total loans	1.67%	1.59%	1.51%	1.51%

Net charge-offs as a percentage of total loans	0.128%	0.030%	0.060%	0.029%

Accruing Loans 30-89 days or more overdue	$25,690	$35,017	$45,490	$18,099

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

($ in thousands except per share data)	September 30,	December 31,	September 30,
	2008	2007	2007
	(unaudited)	(audited)	(unaudited)

Assets:
Cash on hand and in banks	$94,865	145,697	128,230
Federal funds sold	-	135	2,735
Interest bearing cash deposits......	25,018	81,777	60,704

Investment securities, available-for-sale...	842,348	700,324	740,406

Net loans receivable:
Real estate loans	769,860	725,854	832,038
Commercial loans......	2,452,102	2,247,303	2,029,117
Consumer and other loans....................	700,658	638,378	625,908
Allowance for loan and lease losses.	(65,633)	(54,413)	(52,616)
Total loans, net.........	3,856,987	3,557,122	3,434,447

Premises and equipment, net..	123,218	123,749	121,045
Real estate and other assets owned, net.	9,506	2,043	1,750
Accrued interest receivable	29,486	26,168	29,893
Deferred tax asset……	8,832	-	1,122
Core deposit intangible, net...........	11,653	13,963	14,748
Goodwill....	140,301	140,301	140,288
Other assets.....	30,895	26,051	24,889
Total assets	$5,173,109	4,817,330	4,700,257

Liabilities and stockholders' equity:
Non-interest bearing deposits.......	$754,623	788,087	819,711
Interest bearing deposits......	2,282,147	2,396,391	2,547,409
Advances from Federal Home Loan Bank of Seattle...	727,243	538,949	251,908
Securities sold under agreements to repurchase..	189,816	178,041	181,301
Other borrowed funds.	499,717	223,580	214,135
Accrued interest payable	9,810	13,281	18,742
Deferred tax liability	-	481	-
Subordinated debentures...	118,559	118,559	118,559
Other liabilities....	32,203	31,385	33,220
Total liabilities..	4,614,118	4,288,754	4,184,985

Preferred shares, $.01 par value per share. 1,000,000 shares authorized
None issued or outstanding	-	-	-
Common stock, $.01 par value per share. 117,187,500 shares authorized.....	543	536	536
Paid-in capital	387,331	374,728	373,474
Retained earnings - substantially restricted	176,738	150,195	139,023
Accumulated other comprehensive (loss) income	(5,621)	3,117	2,239
Total stockholders' equity	558,991	528,576	515,272
Total liabilities and stockholders' equity	$5,173,109	4,817,330	4,700,257
Number of shares outstanding	54,332,527	53,646,480	53,612,211
Book value of equity per share	10.29	9.85	9.61

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Real estate loans...........	$12,801	15,617	37,792	45,259
Commercial loans.............	41,212	40,379	124,845	115,201
Consumer and other loans.........	11,967	12,423	35,864	35,607
Investment securities and other.....	9,709	10,011	27,777	29,576
Total interest income......	75,689	78,430	226,278	225,643

Interest expense:
Deposits...	12,518	21,449	42,861	60,786
Federal Home Loan Bank of Seattle advances..	2,337	5,027	12,876	14,119
Securities sold under agreements to repurchase	919	2,012	3,068	5,623
Subordinated debentures......	1,852	2,023	5,578	5,653
Other borrowed funds...	4,487	936	7,390	4,192
Total interest expense.........	22,113	31,447	71,773	90,373

Net interest income	53,576	46,983	154,505	135,270
Provision for loan losses	8,715	1,315	16,257	3,720
Net interest income after provision for loan losses..	44,861	45,668	138,248	131,550

Non-interest income:
Service charges and other fees ..	11,285	10,055	31,355	27,801
Miscellaneous loan fees and charges .......	1,515	1,798	4,629	5,895
Gain on sale of loans	3,529	3,203	11,654	9,953
Loss on sale of investments…….............	(7,593)	-	(7,345)	(8)
Other income......	3,018	1,422	5,104	4,940
Total non-interest income	11,754	16,478	45,397	48,581
Non-interest expense:
Compensation, employee benefits
and related expenses....	21,188	20,286	63,252	60,386
Occupancy and equipment expense	5,502	4,840	15,751	14,110
Advertising and promotion expense	1,942	1,676	5,314	4,697
Outsourced data processing expense..............	556	553	1,870	2,045
Core deposit intangibles amortization.......	764	827	2,310	2,416
Other expenses........	7,809	7,014	21,320	19,799
Total non-interest expense	37,761	35,196	109,817	103,453
Earnings before income taxes....	18,854	26,950	73,828	76,678

Federal and state income tax expense..	6,069	9,311	25,185	26,221
Net earnings	$12,785	17,639	48,643	50,457

Basic earnings per share	0.23	0.33	0.90	0.95
Diluted earnings per share	0.24	0.33	0.90	0.94
Dividends declared per share...……….	0.13	0.13	0.39	0.37
Return on average assets (annualized).	1.01%	1.50%	1.32%	1.48%
Return on average equity (annualized)...	9.15%	13.76%	11.85%	13.85%
Average outstanding shares - basic	54,104,560	53,566,477	53,975,602	53,086,380
Average outstanding shares - diluted	54,305,005	54,004,828	54,148,583	53,604,922

AVERAGE BALANCE SHEET	For the three months ended 9-30-08			For the nine months ended 9-30-08
(Unaudited - $ in Thousands)		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
ASSETS	Balance	Dividends	Rate	Balance	Dividends	Rate
Real Estate Loans	$752,329	12,801	6.81%	$733,345	37,792	6.87%
Commercial Loans	2,429,102	41,212	6.73%	2,352,238	124,844	7.07%
Consumer and Other Loans	683,876	11,967	6.94%	661,059	35,864	7.23%
Total Loans	3,865,307	65,980	6.77%	3,746,642	198,500	7.06%
Tax -Exempt Investment Securities (1)	260,093	3,199	4.92%	258,411	9,547	4.93%
Other Investment Securities	563,454	6,510	4.62%	541,314	18,231	4.49%
Total Earning Assets	4,688,854	75,689	6.46%	4,546,367	226,278	6.64%
Goodwill and Core Deposit Intangible	152,392			153,186
Other Non-Earning Assets	219,072			229,173
TOTAL ASSETS	$5,060,318			$4,928,726

LIABILITIES
AND STOCKHOLDERS' EQUITY
NOW Accounts	$457,774	722	0.63%	$463,094	2,332	0.67%
Savings Accounts	273,901	443	0.64%	271,385	1,436	0.70%
Money Market Accounts	742,205	3,811	2.04%	768,387	13,665	2.37%
Certificates of Deposit	841,248	7,542	3.56%	852,116	25,428	3.98%
FHLB Advances	301,821	2,338	3.07%	531,961	12,876	3.22%
Repurchase Agreements
and Other Borrowed Funds	1,098,834	7,257	2.62%	709,516	16,036	3.01%
Total Interest Bearing Liabilities	3,715,783	22,113	2.36%	3,596,459	71,773	2.66%
Non-interest Bearing Deposits	748,633			739,962
Other Liabilities	39,890			44,025
Total Liabilities	4,504,306			4,380,446

Common Stock	541			539
Paid-In Capital	381,577			379,107
Retained Earnings	178,502			167,237
Accumulated Other
Comprehensive Income	(4,608)			1,397
Total Stockholders' Equity	556,012			548,280
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$5,060,318			$4,928,726

Net Interest Income		$53,576			$154,505
Net Interest Spread			4.10%			3.98%
Net Interest Margin			4.53%			4.53%
Net Interest Margin (Tax Equivalent)			4.65%			4.65%
Return on Average Assets (annualized)			1.01%			1.32%
Return on Average Equity (annualized)			9.15%			11.85%

(1) Excludes tax effect of $4,226,000 and $1,416,000 on non-taxable investment security income for the year and quarter ended September 30, 2008, respectively.